As filed with the Securities and Exchange Commission on November 7, 1996

                                                Registration No. 33-_______

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-8
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                          PRESTIGE FINANCIAL CORP.
          (Exact Name of Registrant as Specified in its Charter)

              New Jersey                         22-3216510
              (State or Other                  (IRS Employer
               Jurisdiction of                  Identification
               Incorporation                    Number)
            or Organization)

        One Royal Road, P.O. Box 2480, Flemington, New Jersey 08822
                 (Address of Principal Executive Offices)

              1994 STOCK OPTION PLAN FOR KEY EMPLOYEES
               1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
                         (Full Title of the Plan)

                            Robert J. Jablonski
                       One Royal Road, P.O. Box 2480
                       Flemington, New Jersey 08822
                  (Name and Address of Agent for Service)

                               (908) 806-6200
                  (Telephone Number of Agent for Service)

                                Copies to:

                            Karen L. Witt, Esq.
                  Rothgerber, Appel, Powers & Johnson LLP
                       1200 17th Street, Suite 3000
                          Denver, Colorado  80202
                              (303) 623-9000

                      CALCULATION OF REGISTRATION FEE




                                   Proposed Maximum  Proposed Maximum  Amount of
Title of Securities  Amount to be  Offering Price    Aggregate      Registration
 to be Registered    Registered    Per Share         Offering Price    Fee

Common Stock         105,000(1)    $12.25(2)       $1,286,250(2)       $443.53


    (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares which by reason of certain events specified in the plans may become subject to the plans.
    (2) Pursuant to Rule 457 under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based upon the average of the bid and ask prices of the Company Stock on the NASDAQ National Market on November 5, 1996.
    The contents of the Form S-8 Registration Statement (SEC File No. 33-83066) filed on August 19, 1994, and the Form S-8 Registration Statement (SEC File No.33-99042) filed on November 6, 1995 (together, the "Registration Statement") are incorporated by reference.

    On April 23, 1996, the shareholders of the Company voted to amend:

    1. Section 4(a) of the 1994 Stock Option Plan for Key Employees ("Employee Plan") to provide for the issuance of an additional 105,000 shares (from 60,800 shares to 165,800 shares) of common stock of the Company to key employees of the Company or its subsidiaries which include executive officers.

    2. Section 2(c) of the 1994 Stock Option Plan for Outside Directors ("Director Plan") to provide that each anniversary of the day the Outside Director (as defined in the Director Plan) receives an initial grant of options under Section 2(a) or (b), that Outside Director will receive additional non-statutory stock options to purchase shares of common stock as may be determined by the Compensation and Budget Committee of the Board of Directors. Such amendment removed the restriction that options for no more than 2,200 shares of stock may be granted under the Director Plan to an Outside Director on the anniversary of the day the Outside Director receives the initial grant of options.

    In all other respects the Employee Plan, the Director Plan and the other plans described in the Registration Statement remain the same. Copies of the amended Employee Plan and the amended Director Plan are attached hereto as
Exhibit 4.2 and Exhibit 4.4, respectively.


                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits

    The following exhibits are attached to this registration statement:

    4.2  1994 Stock Option Plan for Key Employees
    4.4  1994 Stock Option Plan for Outside Directors
    5    Opinion of Rothgerber, Appel, Powers & Johnson LLP as to legality
    23.1 Consent of KPMG Peat Marwick LLP
    23.2 Consent of Rothgerber, Appel, Powers & Johnson LLP

                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Flemington and the State of New Jersey, on this seventh day of November 1996.

            PRESTIGE FINANCIAL CORP.


            By:  /s/ Arnold F. Horvath
               Arnold F. Horvath, President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                      Date


/s/ Arnold F. Horvath       President and          November 7, 1996
Arnold F. Horvath           Director


/s/ Robert J. Jablonski     CEO, Treasurer and     November 7, 1996
Robert J. Jablonski         Director (Principal
                            Executive, Accounting
                            and Financial Officer)


/s/ Roland D. Boehm, Sr.    Vice Chairman of       November 7, 1996
Roland D. Boehm, Sr.        the Board and Director


/s/ Louis R. DeFalco        Chairman and           November 7, 1996
Louis R. DeFalco            Director


/s/ Gerald A. Lustig        Director               November 7, 1996
Gerald A. Lustig


/s/ James W. MacDonald      Director               November 7, 1996
James W. MacDonald


/s/ Arthur Stryker, Jr.     Director               November 7, 1996
Arthur Stryker, Jr.

                               EXHIBIT INDEX


Exhibit No.                    Description                  Page No.

4.2            1994 Stock Option Plan for Key Employees

4.4            1994 Stock Option Plan for Outside Directors

5 Opinion of Rothgerber, Appel, Powers & Johnson LLP as to legality

23.1           Consent of KPMG Peat Marwick LLP

23.2           Consent of Rothgerber, Appel, Powers & Johnson LLP